Exhibit 99.1

News Release

IPSCO Announces Increased Dividend

[Lisle, Illinois] [May 4, 2006] — IPSCO Inc.’s (NYSE/TSX:IPS) Board of Directors today approved a 11% increase in the quarterly cash dividend on the Company’s common shares from CDN $0.18 to $0.20 per share. The dividend will be payable on June 30, 2006 to shareholders of record at the close of business on June 15, 2006. This increase in dividend reflects the confidence IPSCO’s Board of Directors and management have in the Company’s long-term business and financial outlook.

IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This news release contains forward-looking information with respect to IPSCO’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including, but not limited to: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties”.

Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630.810.4772
tfilstrup@ipsco.com
Release #06-11

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